EXHIBIT 99.1

TRIZEC PROPERTIES APPOINTS MICHAEL COLLERAN AS CHIEF FINANCIAL OFFICER

CHICAGO, ILL, May 19, 2003 - Trizec Properties, Inc. (NYSE: TRZ), one of North America's leading owners of commercial office properties, today announced the appointment of Michael C. Colleran as Executive Vice President & Chief Financial Officer, effective June 9, 2003.

Mr. Colleran, who will be based at Trizec's headquarters in Chicago, joins the Company with an extensive professional background in accounting, tax and real estate investment banking.

A 1974 graduate of the University of Notre Dame, Mr. Colleran spent 14 years at KPMG in Chicago specializing in the structuring of financial and tax-related transactions for major real estate owners and developers.  His clients at KPMG included JMB Realty Corp, LaSalle Partners, Urban Investment Development Company and Miller, Klutznick, Davis and Gray (MKDG), among others.

From 1988 to 2000, Mr. Colleran was with MKDG and The Davis Companies as Executive Vice President & Chief Financial Officer.  During his  tenure there, his responsibilities included real estate acquisitions, sales, finance and operations for an extensive portfolio of properties.  He also oversaw several operating companies, both public and private.  While at Davis, he negotiated many significant transactions, which included public stock and debt offerings in addition to mortgage financings and joint ventures.

Among the well-known real estate ventures and businesses owned and/or developed during Mr. Colleran's tenure at MKDG/Davis were the Pebble Beach Resort, Aspen Ski Company, Fox Plaza, Reston Town Center, Spectradyne and Sports Club LA.

Since 2000, Mr. Colleran has been President of the Colleran Company, a real estate investment banking consulting firm located in Los Angeles. Working on behalf of both domestic and European investors, the firm has been involved in several major transactions.

Trizec CEO Timothy Callahan commented, "In our search for a new CFO, we were extremely fortunate to learn that Mike was available.  He brings a wealth of relevant experience and expertise to Trizec - particularly in the areas of tax and accounting.  I look forward to working closely with him as the Company continues to move forward."

Trizec was assisted in its search by Ferguson Partners, Ltd.

Trizec Properties is a real estate investment trust (REIT) with ownership and/or management interests in a high-quality portfolio of 69 office properties totaling approximately 48 million square feet concentrated in the metropolitan areas of seven major U.S. cities. Trizec also has interests in two retail/entertainment properties. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec's web site at www.trz.com.

This release contains forward-looking statements relating to the business and financial outlook of Trizec Properties, Inc., which are based on our current expectations, estimates, forecasts and projections and are not guarantees of future  performance.   Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements.  A number of important factors could cause actual results to differ materially from the forward-looking statements indicated in this release.   Such factors include those described in more detail in the Risk Factors section our Form 10-K for the year ended December 31, 2002 filed with the SEC on March 27, 2003.  Forward-looking statements in this release speak only as of the date on which such statements are made and we undertake no obligation to update any such statements that become untrue because of subsequent events.  We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact: Dennis C. Fabro Senior Vice President, Investor Relations (212) 382-9366	Media Contact: Rick Matthews Senior Vice President, Public Relations & Corporate Communications (212) 382-9314

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